Exhibit 10-v

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Trustmark Corporation, a Mississippi corporation (the “Company”), and Gerard R. Host (the “Executive”), have entered into an employment agreement dated September 14, 2010, and effective as of January 1, 2011 (the “Employment Agreement”);

WHEREAS, section 11.3 of the Employment Agreement provides that it may be amended by a written instrument signed by the parties;

WHEREAS, the parties wish to amend the Employment Agreement to provide an increase in the target bonus opportunity available to the Executive and to remove certain references in the Employment Agreement to provisions of the Internal Revenue Code that have been repealed;

NOW, THEREFORE, effective as of February 15, 2018, subject to the approval of the Company’s Board of Directors, the parties agree as follows:

1.The Employment Agreement is amended so that section 3.2 (“Annual Bonus”) provides in its entirety as follows:

3.2. Annual Bonus. In addition to the Base Salary, the Executive shall have the opportunity annually to earn as a bonus ninety percent (90%) of his Base Salary (the “Target Award Opportunity”). In determining the actual bonus earned each year by the Executive (the “Annual Bonus”), the HR Committee, in consultation with the Executive, shall have the discretion to increase the Annual Bonus above or decrease the Annual Bonus below the Target Award Opportunity for that year. In so doing, the HR Committee’s determination shall be based upon an assessment of the performance of both the Executive and the Company taking into consideration such performance goals as may be established by the HR Committee periodically in consultation with the Executive. Any Annual Bonus due hereunder shall be payable to the Executive no later than the 15th day of the third month following the end of the year to which the Annual Bonus relates (subject to a reasonable delay in payment due to an unforeseeable event making it administratively impracticable to make the payment by such time).

2.Except as provided above, the Employment Agreement shall remain in full force and effect.

3.Nothing in this amendment shall amend or modify any provision of the Employment Agreement intended to provide deductible “performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended, that was awarded pursuant to a written binding agreement in effect on November 2, 2017.

The Company and the Executive agree to this amendment this 15th day of February 2018.

The Executive:	On Behalf of the Company:

/s/ Gerard R. Host	/s/ John M. McCullouch
Gerard R. Host	Name: John M. McCullouch
Title: Director